Exhibit 99

Contact: Leslie Stebelton Community Relations Specialist The Citizens Bank of Logan (740) 385-1479 Office (740) 385-0417 Fax leslie.stebelton@tcbol.com www.tcbol.com

12/13/13

FOR IMMEDIATE RELEASE

The Citizens Bank delivers strong third quarter earnings

LOGAN — For the third quarter ending Sept. 30, 2013, Citizens Independent Bancorp, Inc. earned a consolidated net income of $206,000 or $0.60 per share. This brings the nine-month, year-to-date net income to $679,000 or $2.08 per share.

The Citizens Bank of Logan, a wholly owned subsidiary of Citizens Independent Bancorp, Inc., reported a net income of $390,000 for the third quarter, bringing the nine-month, year-to-date net income to $1.18 million.

Donald P. Wood, chairman of the board of Citizens Independent Bancorp, Inc., is pleased with the strong financial progress.

“After having worked so tirelessly to lift earnings in 2013, our team is proud to report the strong third quarter results, which bring us very near to the goal set for 2013 with three reporting months remaining,” Wood said.

The Citizens Independent Bancorp, Inc. is currently conducting a rights offering to raise capital to improve The Citizens Bank’s capital position and retain additional capital for the Bancorp.

Existing shareholders have until 5 p.m. EST, Monday, Dec. 30, 2013, to exercise their subscription rights. Following this date, remaining available shares will be offered to the public.

Citizens Independent Bancorp, Inc. has filed a registration statement, including a prospectus, with the Securities and Exchange Commission (SEC) for the rights offering of its common stock.

The prospectus details information about Citizens Independent Bancorp, Inc. and the rights and public offerings. These documents may be obtained for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, a copy of the prospectus may be requested by contacting Donald P. Wood, chairman of the board, at (740) 589-3601 or don.wood@tcbol.com.

The Citizens Bank is locally owned and operated and has served the community for more than 50 years with seven branches in Logan, Nelsonville and Athens. For more information, visit www.tcbol.com or call (740) 385-8561.